Exhibit 99.1
INSULET CORPORATION ANNOUNCES THE SALE OF 3,000,000 SHARES OF COMMON STOCK
BEDFORD, MA, December 7, 2010 — Insulet Corporation (NASDAQ: PODD) today announced the sale of 3,000,000 shares of its common stock pursuant to an underwriting agreement with Canaccord Genuity Inc. acting as the sole bookrunner. The last reported sale price of Insulet’s common stock as reported by the Nasdaq Global Market on December 7, 2010 was $14.42 per share.
Insulet currently expects to use the net proceeds of this offering for general corporate purposes, which may include the repayment of certain outstanding debt obligations. Closing of the offering is expected to occur on or about December 13, 2010, subject to customary closing conditions. In addition, Insulet has granted the underwriter a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any.
The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement, when available, and accompanying prospectus may be obtained by sending a request to the offices of Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: (800) 225-6201. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Federal securities laws, including the expected closing date of this offering. These forward-looking statements are based on Insulet’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in the section entitled “Risk Factors” in Insulet’s Annual Report on Form 10-K, as amended, which was originally filed with the Securities and Exchange Commission on March 9, 2010, and in the section entitled “Risk Factors” in Insulet’s Quarterly Reports on Form 10-Q, as amended which were originally filed on May 5, 2010, August 9, 2010 and November 9, 2010, and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
212-843-0211